841 Putnam International Equity Fund
12/31/10 Semi Annual

Because of the electronic format for filing Form N SAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1 	        Class A	  25,096
		Class B	  741
		Class C	  1,157

72DD2	        Class M	  456
		Class R	  86
		Class y	  1,617

73A1		Class A	  0.409
		Class B	  0.214
		Class C	  0.261

73A2		Class M	  0.311
		Class R	  0.372
		Class Y	  0.460

74U1		Class A	  61,855
		Class B	  3,481
		Class C	  4,460

74U2		Class M	  1,479
		Class R	  230
		Class Y	  3,559

74V1		Class A	  20.04
		Class B	  19.07
		Class C	  19.43

74V2		Class M	  19.55
		Class R	  19.75
		Class Y	  20.27


Item 61
Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.


Item 85B
Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.